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                                                                      EXHIBIT 11



                          ELITE INFORMATION GROUP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)

                                                             Three months ended          Six months ended
                                                           June 30,      June 30,      June 30,     June 30,
                                                            1999          1998          1999         1998
                                                           ------        -------       ------       -------
Net income (loss) from continuing operations               $  720        $  (531)      $  787       $(1,214)
Net income (loss) from discontinued operations               (333)        (2,135)        (382)       (1,451)
Gain on sale of discontinued operations                     4,919                       4,919
                                                           ------        -------       ------       -------
Net income (loss)                                          $5,306        ($2,666)      $5,324       ($2,665)
                                                           ======        =======       ======       =======
BASIC EARNINGS PER SHARE:

    Weighted average common shares outstanding              8,289          9,190        8,263         9,190
                                                           ======        =======       ======       =======
    Net income (loss) from continuing operations           $ 0.09        $ (0.06)      $ 0.10       $ (0.13)
    Net income (loss) from discontinued operations          (0.04)         (0.23)       (0.05)        (0.16)
    Gain on sale of discontinued operations                  0.59                        0.60
                                                           ------        -------       ------       -------
    Net income (loss) per common share                     $ 0.64        $ (0.29)      $ 0.64       $ (0.29)
                                                           ======        =======       ======       =======
DILUTED EARNINGS PER SHARE:
    Weighted average common shares outstanding              8,289          9,190        8,263         9,190

    Addition from assumed exercise of stock options           306                         233
                                                           ------        -------       ------       -------
    Weighted average common and common equivalent
        shares outstanding                                  8,595          9,190        8,496         9,190
                                                           ======        =======       ======       =======
    Net income (loss) from continuing operations           $ 0.08        $ (0.06)      $ 0.09       $ (0.13)
    Net income (loss) from discontinued operations          (0.04)         (0.23)       (0.04)        (0.16)
    Gain on sale of discontinued operations                  0.57                        0.58
                                                           ------        -------       ------       -------
    Net income (loss) per common and common
      equivalent share                                     $ 0.62        $ (0.29)      $ 0.63       $ (0.29)
                                                           ======        =======       ======       =======


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